                                                                      EXHIBIT 12

                         RAYONIER INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
                        (Unaudited, thousands of dollars)

                                                                   Year Ended December 31,
                                                     -----------------------------------------------------------
                                                     1995          1994         1993          1992          1991
                                                     ----          ----         ----          ----          ----
Earnings:
Income (Loss) from Continuing Operations
    before Cumulative  Effect of
    Accounting Changes                           $ 142,348    $  70,032    $  52,466     $ (81,520)    $  44,337
Add (Deduct):
    Undistributed Equity (Income) Loss                --           --           --           3,257         1,587
    Income Tax                                      65,711       38,038       30,432       (50,366)       19,557
    Minority Interest                               29,897       32,419       22,508        22,702        19,884
    Amortization of Capitalized Interest             1,963        1,644        1,411         1,486         1,134
                                                 ---------    ---------    ---------     ---------     ---------
                                                   239,919      142,133      106,817      (104,441)       86,499

Adjustments to Earnings for Fixed Charges:
    Interest and Other Financial Charges            33,615       31,065       23,368        21,327        13,942
    Interest Factor Attributable to Rentals          1,444        1,474        1,760         1,870         1,902
                                                 ---------    ---------    ---------     ---------     ---------
                                                    35,059       32,539       25,128        23,197        15,844
                                                 ---------    ---------    ---------     ---------     ---------
Earnings as Adjusted                             $ 274,978    $ 174,672    $ 131,945     $ (81,244)    $ 102,343
                                                 =========    =========    =========     =========     =========

Fixed Charges:
    Fixed Charges above                          $  35,059    $  32,539    $  25,128     $  23,197     $  15,844
    Capitalized Interest                             1,346          194         --             893         3,214
                                                 ---------    ---------    ---------     ---------     ---------
    Total Fixed Charges                             36,405       32,733       25,128        24,090        19,058
                                                 ---------    ---------    ---------     ---------     ---------

Dividends on Preferred Stock (Pre-tax
    income basis)                                     --           --           --             714          --
                                                 ---------    ---------    ---------     ---------     ---------

Total Fixed Charges and Preferred
    Dividend Requirement                         $  36,405    $  32,733    $  25,128     $  24,804     $  19,058
                                                 =========    =========    =========     =========     =========

Ratio of Earnings as Adjusted to Total Fixed
    Charges and Preferred Dividend Requirement        7.55         5.34         5.25             *          5.37
                                                 =========    =========    =========     =========     =========

Effective Tax Rate                                      32%          35%          37%          (38%)          31%
                                                 =========    =========    =========     =========     =========



* Earnings are inadequate to cover total fixed charges and preferred dividend requirement by $106,048.